CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated February 22, 2006 for the CAMCO Investors Fund (the “Fund”) and to all references to our firm included in or made a part of this Post-Effective Amendment No. 1 under the Securities Act of 1933 and Amendment No. 2 under the Investment Company Act of 1940 to CAMCO Investors Trust’s Registration Statement on Form N-1A (File Nos. 333-138079 and 811-21966), including the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Funds.

Abington, Pennsylvania

/s/

February 5, 2007

Sanville & Company